Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statement (Form S-8 No. 333-66905; Form S-8 No. 333-52866; Form S-8 No. 333-113390; Form S-8 No. 333-157721) pertaining to The Voluntary Investment Pension Plan for Hourly Employees of The Timken Company of our report dated June 17, 2016, with respect to the financial statements and schedules of The Voluntary Investment Pension Plan for Hourly Employees of The Timken Company included in this Annual Report (Form 11-K) as of and for the year ended December 31, 2015.

/s/ BOBER, MARKEY, FEDOROVICH & COMPANY

Akron, Ohio
June 17, 2016